Exhibit 5.1

ArcelorMittal S.A.

19, Avenue de la Liberté

L-2930 Luxembourg

Luxembourg, 16 January, 2013

O/Ref.:	PH/TKA/bk
Re:	Legal opinion

Dear Sirs,

1. We have acted as Luxembourg counsel to ArcelorMittal, a société anonyme organised under the laws of Luxembourg with registered office at 19, avenue de la Liberté, Luxembourg, registered with the Luxembourg Register of Commerce and Companies (“RCS”) under number B 82.454 (the “Company”), in connection with the Company’s offering, pursuant to a post-effective amendment N°1 to the Registration Statement on Form F-3 (the “Registration Statement”) filed on 9 January 2013 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), of $ 2,250,000,000 6.00% Mandatory Convertible Subordinated Notes due 2016 (the “Notes”).

2. The Notes are issued under a subordinated securities indenture dated 16 January 2016 (the “Subordinated Indenture”) entered into between the Company, Wilmington Trust, National Association, as trustee (the “Trustee”), and Citibank, N.A., as securities administrator (the “Securities Administrator”) as supplemented by the first supplemental indenture with respect to the Notes dated January 16, 2013 (the “First Supplemental Indenture” and, together with the Subordinated Indenture, the “Subordinated Indentures”) and will be convertible into new or existing ordinary shares of the Company (“Shares”). The issue and sale of the Notes is concurrent with the sale by the Company of its 104,477,612 ordinary shares which have been issued on January 14, 2013 (the “Capital Increase”).

2, place Winston Churchill - B.P. 425 - L 2014 Luxembourg - T (352) 44 66 44 0 - F (352) 44 22 55 - www.ehp.lu

GEDI:3411198v5

3. For the purpose of this opinion, we have reviewed the following documents:

3.1	an e-mailed copy of the Registration Statement;

3.2	an e-mailed copy of the executed Subordinated Indenture;

3.3	an e-mailed copy of the executed First Supplement Indenture;

3.4	a copy of the Company’s restated articles of association (statuts coordonnés) as at May 8, 2012 as deposited in the Company’s file with the RCS on January 16, 2013 (the “Articles”);

3.5	an e-mailed scanned copy of the certificate issued by the Company Secretary of the Company together with another authorised representative of the Company dated January 9, 2013 confirming the resolutions passed by the board of directors of the Company (the “Board of Directors”) on January 9, 2013 (the “Officers’ Certificate”);

3.6	an e-mailed scanned copy of the certificate issued by the Company Secretary of the Company together with another authorised representative of the Company dated January 16, 2013 enclosed as Annex I hereto (the “Equity Certificate”);

3.7	an electronic certificat de non-inscription d’une décision judiciaire (certificate as to the non-inscription of a court decision) issued by the RCS on January 16, 2013 (the “RCS Certificate”) certifying that as of January 15, 2013 no court decision as to inter alia the faillite (bankruptcy), concordat préventif de faillite (moratorium), gestion contrôlée (controlled management), sursis de paiement (suspension of payments) or liquidation judiciaire (compulsory liquidation), and no foreign court decision as to faillite, concordat or other analogous procedures according to Council Regulation (EC) n°1346/2000 of 29 May 2000 on insolvency proceedings (“Regulation 1346/2000”) is filed with the RCS in respect of the Company;

3.8	a copy of the list of authorised signatories of the Company dated October 1, 2012 and filed with the RCS on October 24, 2012; and

3.9	an electronic extract issued by the RCS in relation to the Company dated January 16, 2013 (the “Extract”).

The documents listed under paragraphs 3.1 through 3.9 are hereinafter referred to as the “Documents”.

4. We have made an enquiry on the website of the Bar of Luxembourg (Barreau de Luxembourg) (www.barreau.lu) on January 16, 2013 at 10:12 am (CET) as to whether bankruptcy proceedings against the Company have been filed with the court in Luxembourg and we have made an electronic company search on the Company on the website of the RCS on January 16, 2013 at 10:07 am (CET) (the “Company Search”). Our enquiries showed that no bankruptcy procedure had been filed to that time and we have received the RCS Certificate. It should be noted that such searches are subject to the disclaimers on the relevant websites and are not capable of revealing whether a writ has been served on the Company but has not yet been enrolled with the court and thus we cannot opine thereon or as to whether a writ commencing any such proceeding has been served on the Company but has not yet been enrolled with the court. The search at the RCS showed further that as at its date no compulsory liquidation procedure is pending in relation to the Company. It should be noted that notice of a winding-up order or a resolution to that effect passed may not be filed with the RCS immediately or may, even though filed, not be published on the website of the RCS immediately. Thus, we cannot opine as to whether any liquidation procedure has been initiated but not yet filed and published with the RCS.

5. For this opinion, we have relied on the accuracy and completeness of the Articles and that they correctly reflect the issued share capital of the Company, except for the issue of the Shares in the Capital Increase. We have furthermore assumed that all copies of documents that we have reviewed conform to the originals, that all originals are genuine and complete and that each signature is the genuine signature of the individual as signatory on the document. In addition, we have assumed and have not verified (i) the accuracy as to factual matters of each document we have reviewed including the Equity Certificate, (ii) the performance of the Hedging Agreements (as defined in the Equity Certificate) by the parties thereto, (iii) that the Notes conform to the form thereof that we have reviewed and (iv) that the Notes have been authenticated in accordance with the terms of the Subordinated Indentures. We have assumed that the Notes have been issued against a payment in cash and new Shares issued on conversion of Notes will be issued in exchange of the delivery of the relevant converted Notes in accordance with their terms. We have also assumed that the statements made in the Officers’ Certificate are a true record of the proceedings and facts described therein, and that the resolutions described in the Officers’ Certificate were validly passed in a duly convened and constituted meeting of the Board of Directors and that such resolutions are and remain in full force and effect without modification and have not been amended, rescinded or terminated and that the information contained therein is true, complete and accurate at the date of this opinion. We have furthermore assumed that the Articles have not been amended and that the List of Authorised Signatories remains in full force and effect and has not been amended, rescinded or terminated.

6. This opinion is confined to matters of Luxembourg law (as defined below). Accordingly, we express no opinion with regard to any system of law other than the laws of Luxembourg as they stand as of the date hereof and as such laws as of the date hereof have been interpreted in published case law of the courts of Luxembourg (“Luxembourg law”). This opinion speaks as of the date hereof. No obligation is assumed to update this opinion or to inform any person of any changes of law or other matters coming to our knowledge and occurring after the date hereof, which may affect this opinion letter in any respect.

7. On the basis of the above assumptions and subject to the qualifications set out below, having considered the Documents listed above and having regard to all relevant laws of Luxembourg, we are of the opinion that:

7.1	The Company is a public limited liability company (société anonyme) duly incorporated and existing in Luxembourg. The Company possesses the capacity to be sued and to sue in its own name.

7.2.	The Company has all the necessary corporate power and authority to issue and deliver the Notes and has taken all necessary corporate actions, and no other action is required to be taken by it, to authorise the issuance and delivery of the Notes, and the issuance and delivery of Shares upon conversion of the Notes in accordance with their terms.

7.3.	The existing Shares are validly issued, fully paid and non-assessable (which term when used herein means that no further sums are required to be paid to the Company by the holders thereof in connection with the delivery of such Shares).

7.4.	Subject to the delivery to the Company of the relevant converted Notes, new Shares issued on a conversion will be validly issued, fully paid and non-assessable.

We express no opinion on the legality, validity or enforceability of the Notes under the laws of New York.

8. This opinion is subject to any limitations arising from bankruptcy, insolvency, liquidation, moratorium, reorganisation and other laws of general application relating to or affecting the rights of creditors. Insofar as the foregoing opinions relate to the valid existence of the Company, they are based solely on the Articles and the searches described above in section 3. However such searches are not capable of conclusively revealing whether or not any bankruptcy (faillite), compulsory liquidation (liquidation judiciaire), re-organisation, reconstruction or reprieve from payment (sursis de paiement), controlled management (gestion contrôlée) or composition with creditors (concordat) proceedings or voluntary dissolution and liquidation proceedings have been initiated and the relevant corporate documents (including, but not limited to, the notice of a winding-up order or resolution, notice of the appointment of a receiver, manager, administrator or administrative receiver) may not be held at the RCS immediately and there may be a delay in the relevant notice appearing on such files.

9. This opinion is strictly limited to the matters stated herein and does not extend to, and is not to be read as extending by implication to, any other matters. In this opinion Luxembourg legal concepts are translated into English terms and not in their original French terms used in Luxembourg laws. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions. This opinion is governed by Luxembourg law and the Luxembourg courts shall have exclusive jurisdiction thereon.

10. It is understood that this opinion is to be used only in connection with the offer and sale of the Notes.

11. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Report on Form 6-K filed by the Company and incorporated by reference into the Registration Statement and to the use of our name in the Registration Statement under the heading “Validity of the Securities” and under the heading “Tax Considerations”, as Luxembourg counsel for the Company. In giving this consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement, including this Exhibit, within the meaning of the term “expert” as used in the Securities Act or the rules and regulations of the Commission thereunder. The opinions expressed herein are rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations, as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein

Yours faithfully,

            /s/ Philippe Hoss

Philippe Hoss

Elvinger, Hoss & Prussen

Annex I

Equity Certificate

January 16, 2013

We, Thierry Royer, Group Treasurer, and, Henk Scheffer, Company Secretary, of ArcelorMittal, a société anonyme incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 19, avenue de la Liberté, L-2930 Luxembourg, Grand Duchy of Luxembourg, and being registered with the Registre de Commerce et des Sociétés, Luxembourg under B 82.454 (the “Company”), hereby certify and confirm that as of the date hereof:

(i)	the Company has 107,699,239 authorised but unissued shares;

(ii)

based on currently applicable conversion ratios, the Company’s outstanding USD 800,000,000 5.00% Convertible Senior Notes due 2014 are convertible into 28,310,046 shares and its outstanding EURO 1,249,999,998.75 7.25% Bonds convertible into and/or exchangeable for new or existing ArcelorMittal shares due April 1st, 2014 are convertible into 65,864,197 shares, representing a total number of 94,174,243 shares;

(iii)	the Company has acquired and holds certain call options (the “Call Options”) on its own shares in order to hedge its obligations arising out of the potential conversion of the two convertible bonds referred to in (ii). All the shares to be delivered under such bonds are covered by such Call Options;

(iv)	the Company holds 11,807,462 shares in treasury via an indirect fully owned subsidiary of the Company;

(v)	the Company and Lumen Investments S.à r.l (“Lumen”) entered on January 9, 2013 into a share lending agreement, pursuant to which Lumen agrees to make available for borrowing by the Company, at any time and from time to time, shares up to a maximum amount of 48,900,000 shares (such agreement together with the Call Options, the “Hedging Agreements”);

(vi)	based on the currently applicable conversion ratio, the maximum number of shares to be delivered under the Company’s USD 2,250,000,000 6.00% Mandatory Convertible Subordinated Notes due 2016 is 134,328,598 shares;

(vii)	the Company’s obligation to deliver shares under its existing share plans and employee stock option plans (some of which will only vest during 2014), amounts to 26,502,288 shares;

(viii)	other than the securities and instruments described in (ii), (vi) and (vii), there are no other securities or instruments of the Company giving access to its share capital;

(ix)	on the basis of the foregoing, the Company has an aggregate of 168,406,701 shares available under its authorised but unissued share capital, its treasury shares and the Hedging Agreements to satisfy rights to receive delivery of up to 160,830,886 shares by holders of convertible securities, share awards and options, leaving an excess of available shares of 7,575,815 shares.

Sincerely,

/s/ Thierry Royer	/s/ Henk Scheffer
By: Thierry Royer Vice President, Treasury	By: Henk Scheffer Company Secretary Advocate admitted in Rotterdam